Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2021, except as to Note 13, which is as of June 14, 2021, with respect to the financial statements of Femasys Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia
June 14, 2021